EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Amendment No. 1 on Form 8-K of: (i) our report dated June 28, 2019, relating to the Special Purpose Combined Carve-Out Financial Statements of the Remington Hotel Management Business (A Carve-Out of Remington Holdings, L.P.) as of December 31, 2018 and 2017 and for each of the three years in the period ended December 31, 2018 (which report expresses an unqualified opinion and includes an other-matter paragraph relating to the carve-out financial statements that the Hotel Management Carve-Out is an integrated business of Remington Holdings, L.P. and not a stand-alone entity and do not necessarily reflect the combined financial position, results of operations, changes in partners' capital and cash flows of the Hotel Management Carve-Out in the future or what they would have been had the Hotel Management Carve-Out been a separate, stand-alone entity during the periods presented); (ii) our report dated June 28, 2019, relating to the consolidated financial statements of Marietta Leasehold LP as of and for the years ended December 31, 2018 and 2017; and (iii) our report dated August 13, 2018, relating to the consolidated financial statements of Marietta Leasehold LP as of and for the years ended December 31, 2017 and 2016, in each case appearing in Amendment No. 2 to the Registration Statement on Form S-4 filed by Ashford Inc. (formerly known as Ashford Nevada Holding Corp.) (File No. 333-232736) filed on September 19, 2019.

/s/ BDO USA, LLP
Dallas, Texas

January 21, 2020

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